Exhibit 99

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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In re	:	Case No. 04-16632 (ALG)
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IDEAL ACCENTS, INC. et al.,	:	(Chapter 11)
:
Debtors	:
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ORDER APPROVING THE APPOINTMENT OF CHAPTER 11 TRUSTEE

Upon the Court’s Sua Sponte Motion for the Appointment of One or More Trustees; and it appearing that Alan Nisselson, Esq., a disinterested person as set forth in 11 U.S.C. § 101 (14), has been appointed by the United States Trustee in the above-captioned Chapter 11 cases; and after due deliberation and sufficient cause appearing therefore, it is hereby
ORDERED, that the appointment of Alan Nisselson, Esq., as Trustee is approved pursuant to 11 U.S.C. § 1104 (d), provided that a bond in the amount of $10,000 is posted pursuant to section 322.

Dated: New York, New York
December 4, 2006

/s/ Allan L. Gropper
HONORABLE ALLAN L. GROPPER
BANKRUPTCY JUDGE